SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 21, 2002

COMDIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-9023	94-2443673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

106 Cattlemen RoadSarasota, Florida		34232
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (941) 922-3800

Item 1.    Changes in Control of Registrant.

On June 21, 2002, Comdial Corporation (the “Company” or “Comdial”) completed a private placement by issuing 7% senior subordinated secured convertible promissory notes (the “Bridge Notes”) in the aggregate principal amount of $2,250,000.00 pursuant to Subscription Agreements (the “Subscription Agreements”) which provide for up to $4 million of bridge financing to the Company (the “Bridge Financing”). Proceeds of the Bridge Financing will be used for working capital and product development and delivery. The Company’s Board of Directors obtained a fairness opinion from the investment banking firm of Raymond James & Associates, Inc. in connection with this transaction. Copies of the form of Subscription Agreement and Bridge Notes are filed herewith as Exhibits 4.1 and 4.2 and are incorporated herein by reference.

ComVest Venture Partners, L.P. (“ComVest”) purchased $1,750,000 of the Bridge Notes and $500,000 of the Bridge Notes were purchased by Nickolas A. Branica, Comdial’s chief executive officer (“Branica”). The source of the funds for the purchase by ComVest was the working capital of ComVest.

Under the terms of the Bridge Financing, ComVest and Branica, as purchasers, have the right to convert $233,275.00 and $66,650.00 of the Bridge Notes, respectively (each representing 13.33% of the principal amount of their respective Bridge Notes), into shares of Common Stock at a conversion price of $0.01 per share (subject to limitation until Shareholder Approval as described herein is obtained). ComVest and Branica may also convert the balance of their respective Bridge Notes into Common Stock on different terms upon certain events of default. Pursuant to the Subscription Agreement, ComVest and Branica were granted, among other things, registration rights with respect to their respective shares of Common Stock issuable upon conversion of the Bridge Notes. ComVest may purchase up to an additional $1,750,000 of Bridge Notes, in which case ComVest would become eligible to convert additional shares at the same rates and subject to the same conditions and limitations described above.

In connection with the Bridge Financing, ComVest received the right to designate a majority of the Company’s Board of Directors. Two ComVest designees, Travis Lee Provow and Joseph Wynne, have been appointed to the Company’s current four member Board of Directors and the third designee, which would give ComVest control of the Board of Directors, is expected to be appointed before the end of the third quarter of 2002.

On June 7, 2002, the Company entered into an advisory agreement with Commonwealth Associates, L.P. (“Commonwealth”), an affiliate of ComVest, pursuant to which the Company engaged Commonwealth to perform financial advisory and consulting services for Comdial in connection with the Bridge Financing and the restructuring of the Company’s outstanding indebtedness to Bank of America, N.A. (“Bank of America”). Commonwealth received 250,000 shares of Common Stock upon signing of the agreement (the “Advisory Shares”) and warrants to purchase 2,257,268 shares (representing 5% of the Company’s fully-diluted capital stock) at an exercise price of $0.01 per share (the “Advisory Warrants”) upon the closing of the Bridge Financing. Commonwealth will receive additional Advisory Warrants in the event the Company receives additional proceeds from the Bridge Financing. On June 21, 2002, Commonwealth distributed a portion of the Advisory Shares (an aggregate of 225,565 shares) and the Advisory Warrants (to purchase an aggregate of 1,539,120 shares) to certain of its employees and affiliates, including ComVest’s board designees.

As a result of the above described transactions, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), ComVest is deemed to beneficially own the 23,327,500 shares of Common Stock issuable upon conversion of the Bridge Notes (subject to obtaining Shareholder Approval) and Branica is deemed to beneficially own 8,399,793 shares, including 6,665,000 shares issuable upon conversion of the Bridge Notes, warrants to purchase 825,000 shares of Common Stock and options to purchase 500,000 shares of Common Stock, each issued pursuant to an amendment to his current employment agreement with Comdial, plus certain other shares and exercisable stock options held prior to the Bridge Financing.

The following table reflects the impact of the Bridge Financing and related transactions on the Company’s capital structure. In view of its beneficial stock ownership and its right to appoint a majority of the members of the Company’s Board of Directors, ComVest may be deemed to be the majority owner of the Company and these transactions may be considered a change in control of the Company.

	After Bridge Financing Transaction
	Under Current Authorization (1)	Assuming Shareholder Approval (2)
Outstanding Common Stock	34.85%	22.67%
Shares to ComVest upon conversion of Bridge Notes	50.67%	55.94%
Shares to Branica upon conversion of Bridge Notes	14.48%	15.98%
Advisory Warrants		5.41%

Total	100%	100%

(1)
Represents the percentage ownership of outstanding Common Stock after the Bridge Financing and assuming conversion of 13.33% of the current aggregate principal value of Bridge Notes by ComVest and Branica ($2,250,000) at $0.01 per share, on a pro rata basis (13,742,984 and 3,926,567 shares, respectively), up to the limitation imposed by the Company’s current number of authorized shares and based upon 27,124,375 outstanding shares (representing authorized shares of 30,000,000 less 2,875,625 shares previously reserved for options, existing warrants and the Company’s convertible preferred stock).

(2)
Represents the percentage ownership of outstanding Common Stock after the Bridge Financing and after shareholder approval to increase the number of authorized shares and assuming full conversion of 13.33% of the current aggregate principal value of the Bridge Notes held by ComVest and Branica ($2,250,000) at $0.01 per share (representing 23,327,500 and 6,665,000 shares, respectively), full conversion of the Advisory Warrants by Commonwealth (representing 2,257,268 shares) and based upon 41,704,592 outstanding shares (which is comprised of outstanding shares held by current common stockholders (9,454,824) plus shares issuable upon full conversion of the Bridge Notes and the Advisory Warrants, and excluding shares previously reserved and shares issuable in connection with the exercise of stock options and warrants granted to Branica and Paul K. Suijk, the Company’s Senior Vice President and Chief Financial Officer, pursuant to their continued employment following the Bridge Financing (totaling in the aggregate 1,814,913 options and 1,500,000 warrant shares).

In addition, Michael Falk, in his capacity as Chairman and controlling equity owner of Commonwealth Associates Management Company, Inc. (“CAMC”), the general partner of Commonwealth and a manager of ComVest Management LLC, the general partner of ComVest, may be deemed to share indirect voting and dispositive power with respect to the shares beneficially owned by CAMC, ComVest and Commonwealth and may therefore be deemed to be the beneficial owner of such securities. He also holds a portion of the Advisory Shares and Advisory Warrants distributed by Commonwealth. CAMC may be deemed to be the beneficial owner of the shares held by Commonwealth and ComVest Management, LLC maybe deemed to beneficially own the shares held by ComVest.

Prior to these transactions, the Company had 9,204,824 shares of Common Stock issued and outstanding, and 30,000,000 shares were authorized pursuant to its Restated Certificate of Incorporation. The Bridge Notes mature on the earlier of October 18, 2002 or the occurrence of certain events and are secured by a second lien (subordinated to the first lien of Bank of America) on all of the Company’s assets. The Company currently does not have sufficient authorized shares for full conversion of the Bridge Notes. The Company will seek to obtain shareholder approval to increase the amount of authorized Common Stock under its Restated Certificate of Incorporation to at least 100 million (“Shareholder Approval”). Upon receipt of Shareholder Approval, the maturity date of the Bridge Notes will be extended to June 21, 2003. In the event the contemplated longer term financing discussed below is unsuccessful, the maturity date of the Bridge Notes may be extended to January 16, 2003. The new authorized shares will also be allocated to parts of the proposed subsequent financing and a new stock option plan.

In connection with the Bridge Financing, ComVest entered into an agreement with Bank of America to purchase the senior secured debt position held by Bank of America in the Company (totaling approximately $14 million) and 1 million shares of the Company’s Series B Alternate Rate Convertible Preferred Stock (having an aggregate liquidation preference of $10 million) for approximately $8 million. It is expected that the buy-out, which is subject to closing conditions, will be completed in the next 90 days. In connection with its debt restructuring, Comdial will seek additional longer term financing which it expects will be in the form of a new senior bank loan and other debt or equity funding to be raised within the next 90 days. It is anticipated that the Bridge Financing will be replaced by or convert into this subsequent longer term financing. There can be no assurance that the Company will be successful in obtaining additional financing or the terms on which any such funding may be available. The completion of such financing will be subject to a number of conditions, including the Company’s ability to continue to restructure its balance sheet, including its existing accounts payable.

As a result of its immediate convertibility into shares of Common Stock, the issuance of the Bridge Notes required shareholder approval under the corporate governance requirements of Nasdaq’s Marketplace Rules. The failure to obtain shareholder approval prior to the issuance of the Bridge Notes may result in the Company’s shares being delisted from the Nasdaq SmallCap Market®. The Company expects to request a hearing on this matter. However, there can be no assurance the Company will be successful in its effort to retain its listing. In the event the Company’s common stock is delisted, it will be eligible to be traded on the NASD’s OTC-BB provided that the Company is current in its SEC filings under the Exchange Act at such time.

In connection with and upon consummation of the initial closing of the Bridge Financing, Mr. David P. Berg and Mr. Robert P. Collins stepped down from the Board of Directors and were replaced by the appointments of Mr. Provow and Mr. Wynne, designees of Comvest. ComVest also has the right to designate a third director pending the Company’s providing an information statement pursuant to the Exchange Act to shareholders. Due to the changes in the Board, the Company intends to add an additional two independent Directors as the current make-up of the Audit Committee does not comply with Nasdaq rules. In connection with the transaction, each of the Company’s executive officers and directors executed an Irrevocable Limited Proxy, dated June 21, 2002 in favor of ComVest granting ComVest the right to vote all securities owned by such directors and executive officers solely with respect to the Shareholder Approval.

Any subsequent conversion of the Bridge Notes into common stock by ComVest and/or Branica will be reported by the Company in a subsequent filed Form 8-K or Form 10-Q.

The Company filed a press release on June 24, 2002 relating to the above, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Any description herein or in the press release of the terms of

Bridge Financing, the Subscription Agreements, the Bridge Notes or other related events or matters is qualified in its entirety by reference to such exhibits.

Item 7.    Financial Statements and Exhibits.

(c)  Exhibits

See Exhibit Index.

Forward-Looking Statements

This Form 8-K contains statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including Comdial Corporation’s ability to obtain additional funding for its business, its ability to maintain its listing with Nasdaq, the risks associated with the outsourcing of its manufacturing requirements, including international risk factors, its ability to meets its obligations to its suppliers and its lenders, its ability to achieve its operational goals and to generate positive cash flow, any unfavorable outcomes of pending disputes or litigation and the various other factors set forth from time to time in Comdial’s filings with the SEC, including but not limited to Comdial’s most recent Form 10-K and 10-Q. Comdial Corporation undertakes no obligation to publicly update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this Form 8-K or to reflect the occurrence of unanticipated events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

COMDIAL CORPORATION

By:	/s/ PAUL K. SUIJK
Paul K. Suijk Senior Vice President and Chief Financial Officer

Dated:  July 5, 2002

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Form of Subscription Agreement.

4.2	Form of Senior Subordinated Secured Convertible Note issued by Comdial Corporation.

4.3	General Security Agreement between Comdial Corporation and ComVest Venture Partners, L.P., as agent, dated June 21, 2002.

4.4	Advisory Warrant to purchase Common Stock issued by Comdial Corporation to Commonwealth Associates, L.P.

10.1	Form of Lock-Up Agreement by and between officers and directors and Comdial Corporation.

10.2	Form of Irrevocable Limited Proxy granted by officers and directors to ComVest Venture Partners, L.P.

10.3	Amendment to Employment Agreement by and between Nicholas Branica and Comdial Corporation dated June 21, 2002.

99.1	Press Release dated June 24, 2002, announcing the Company’s Bridge Financing transaction.